Exhibit 99.1

Dear Team:

On Thursday, April 17, at 6:30 pm Eastern Time, we will hold our annual meeting for Take-Two stockholders.  All employees may listen to the meeting via a live listen-only webcast on our website at: http://ir.take2games.com. If you are a Take-Two stockholder, you are welcome to attend the annual meeting in person.

During the annual meeting, stockholders will be asked to vote on various proposals by the Company, including the election of our Board of Directors.  Stockholders also will have an opportunity to ask questions about our Company, business and strategy.

Our annual meeting is unrelated to EA’s unsolicited conditional offer, and there will be no voting or decisions made at the annual meeting regarding EA’s offer. However, we will be giving a brief presentation at the meeting on the reasons our Board rejected EA’s offer.

As the meeting will mark our one-year anniversary at Take-Two, we want to take this opportunity to thank all of you once again for your help in transforming and revitalizing the Company.  Thanks to your efforts, Take-Two is better positioned than ever to capitalize on the growth prospects of our industry.  We’re proud of your accomplishments and we look forward to sharing them with our stockholders at the annual meeting.

Sincerely,

Strauss and Ben

This communication does not constitute an offer to sell or invitation to purchase any securities or the solicitation of an offer to buy any securities, pursuant to Electronic Arts’ tender offer or otherwise, nor does this communication constitute a solicitation of any vote or approval.